General Code
                                                    applicable to all Directors,
                                                          Officers and Employees
                                                                    Exhibit 14.1

                           COMMUNITY BANK SYSTEM, INC.
                                                               Approved by Board
                                                                        11/19/03
                                 CODE OF ETHICS

I.    OVERVIEW

Community Bank System, Inc.'s Code of Ethics sets forth the guiding principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors and with each other. These principles apply to all of the directors, officers and employees of Community Bank System, Inc. and all of its wholly-owned financial services subsidiaries (referred to in this Code as the "Company" or "CBSI").

The CBSI Code of Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but sets forth basic governing principles. If you have any questions about complying with this Code or other laws, regulations, or Company procedures, you should ask your supervisor for direction.

The Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer and other senior executive officers are also covered by a separate Code of Ethics for Senior Executive Officers. In addition, because CBSI is a large and diverse financial services organization with a variety of businesses, customers and products, separate and more specific rules and codes of conduct apply to employees of particular units of CBSI's business.

II.   PRINCIPLES

Complying with Laws, Regulations, Policies and Procedures

All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their position with the Company. Employees are responsible for talking to their manager or compliance officer to determine which laws, regulations and Company policies apply to their position and what training may be appropriate to promote compliance.

Directors, officers and employees are directed to consult other more specific policies and procedures applicable to them which are available through the Human Resource Department, compliance officers or through business units supervisors.

Conflicts of Interest

All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that might lead to a real or apparent material conflict between their self-interest

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and their duties and responsibilities as a director,  officer or employee of the
Company. A "conflict of interest" exists whenever an individual's personal interests interfere or conflict in any material way (or appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it
difficult  to  perform  his  or  her  work  for  the  Company   objectively  and
effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company. Employees are encouraged to utilize CBSI's products and services, but this should generally be done on the basis of programs available to employees generally and as approved by the Board of Directors.

Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with higher levels of management or the Chair of the Audit Committee. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

Corporate Opportunities

Directors, officers and employees are prohibited from (a) availing themselves of personal opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; or (c) competing with the Company. Directors, officers and employees owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises and does not violate federal, state or local laws and any applicable rules or regulations.

Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is specifically authorized by legal counsel or required by laws, regulations or legal proceedings. Confidential information includes all non-public information that might be of use to competitors of the Company or harmful to the Company or its customers or employees if disclosed.

Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with the Company's customers, suppliers, competitors, and vendors. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.


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

Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes.

Insider Trading

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving CBSI stock or securities of other companies while in possession of material information regarding the company that has not been released to the general public. All nonpublic information about CBSI or its affiliates should be considered confidential information. To use nonpublic information for personal benefit or to "tip" others who might buy or sell stock on the basis of such information is illegal and a violation of the Company's Policy Prohibiting Insider Trading.

Public Company Reporting

As a public company, it is of critical importance that CBSI's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company's public reports are complete, fair and understandable. CBSI expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to CBSI's public disclosure requirements.

Financial Statements and Other Records

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal and accounting requirements and to the Company's system of internal controls.

Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation an employee should consult with his or her supervisor and legal counsel.

III.  REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Reporting Illegal or Unethical Behavior

Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their supervisor or superiors or the appropriate contact in CBSI's compliance or audit departments. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular


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

cases, then the employee, officer or director should contact the Chair of the Audit Committee or legal counsel for the Company. Such communications will be kept confidential to the extent feasible and subject to applicable law and regulations.

Accounting Complaints

CBSI's policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Chair of the Audit Committee. Subject to its legal duties and applicable law, the Chair of the Audit Committee and the Audit Committee of the Board will treat such submissions confidentially to the extent possible.

Non-Retaliation

CBSI prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct.

IV.   AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified by the Board of Directors of CBSI. Waivers or deviations from this Code may only be granted by the CBSI Board of Directors. Any waivers will be disclosed as required by the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the New York Stock Exchange.


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